Exhibit 99.1

CVRx Reports First Quarter 2026 Financial and Operating Results

MINNEAPOLIS, May 11, 2026 (GLOBE NEWSWIRE) -- CVRx, Inc. (NASDAQ: CVRX) ("CVRx"), a commercial-stage medical device company focused on developing, manufacturing and commercializing innovative neuromodulation solutions for patients with cardiovascular diseases, today announced its financial and operating results for the first quarter of 2026.

Recent Highlights

•	Total revenue for the first quarter of 2026 was $14.8 million, an increase of approximately 20% over the prior year quarter

•	U.S. revenue for the first quarter of 2026 was $13.7 million, an increase of 22% over the prior year quarter

•	Active implanting centers in the U.S. grew to 257 as of March 31, 2026, as compared to 227 as of March 31, 2025

•	First site activated and first patient enrolled in BENEFIT-HF clinical trial

"We delivered a strong start to 2026, with U.S. revenue growing 22% as the investments we made in our team and programs throughout 2025 begin to translate into results," said Kevin Hykes, President and Chief Executive Officer of CVRx. "We are seeing continued progress from our sales organization and the successful activation of the first site and our first patient enrolled in our BENEFIT-HF clinical trial. Together, these developments reinforce our confidence in the path ahead and in our ability to make Barostim more accessible to heart failure patients."

First Quarter 2026 Financial and Operating Results

Revenue was $14.8 million for the three months ended March 31, 2026, an increase of $2.4 million, or 20%, over the three months ended March 31, 2025.

Revenue generated in the U.S. was $13.7 million for the three months ended March 31, 2026, an increase of $2.4 million, or 22%, over the three months ended March 31, 2025. Revenue units in the U.S. totaled 429 and 359 for the three months ended March 31, 2026 and 2025, respectively. The increases were primarily driven by continued growth in the U.S. HF business as a result of the expansion into new sales territories, new accounts, and increased physician and patient awareness of Barostim.

As of March 31, 2026, the Company had a total of 257 active implanting centers in the U.S., as compared to 252 as of December 31, 2025. Active implanting centers are customers that have completed at least one commercial HF implant in the last 12 months. The number of sales territories in the U.S. increased by three to a total of 56 during the three months ended March 31, 2026.

Revenue generated in Europe was $1.1 million for the three months ended March 31, 2026, a decrease of $27,000, or 2%, over the three months ended March 31, 2025. Total revenue units in Europe decreased to 56 for the three months ended March 31, 2026 from 59 in the prior year period. The number of sales territories in Europe remained consistent at five for the three months ended March 31, 2026.

Gross profit was $12.9 million for the three months ended March 31, 2026, an increase of $2.6 million, or 25%, over the three months ended March 31, 2025. Gross margin was 87% and 84% for the three months ended March 31, 2026 and March 31, 2025, respectively.

R&D expenses increased $0.6 million, or 23%, to $3.1 million for the three months ended March 31, 2026 compared to the three months ended March 31, 2025. This change was driven by a $0.4 million increase in consulting expenses, a $0.3 million increase in compensation expenses, and a $0.1 million increase in non-cash stock-based compensation expenses, partially offset by a $0.2 million decrease in clinical trial expenses.

SG&A expenses increased $0.7 million, or 3%, to $22.0 million for the three months ended March 31, 2026, compared to the three months ended March 31, 2025. This change was primarily driven by a $1.0 million increase in compensation expenses and a $0.3 million increase in non-cash stock-based compensation expenses, partially offset by a $0.3 million decrease in consulting expenses and a $0.3 million decrease in advertising expenses.

Interest expense increased $0.1 million for the three months ended March 31, 2026, compared to the three months ended March 31, 2025, driven by the increased borrowings under the term loan agreement with Innovatus Capital Partners.

Other income, net was $0.6 and $1.1 million for the three months ended March 31, 2026 and 2025, respectively. These balances consisted of interest income on our interest-bearing accounts. The decrease was primarily driven by the lower cash balance.

Net loss was $13.1 million, or $0.50 per share, for the three months ended March 31, 2026, compared to a net loss of $13.8 million, or $0.53 per share, for the three months ended March 31, 2025. Net loss per share was based on 26.4 million weighted average shares outstanding for three months ended March 31, 2026 and 25.9 million weighted average shares outstanding for the three months ended March 31, 2025.

As of March 31, 2026, cash and cash equivalents were $72.3 million. Net cash used in operating and investing activities was $12.3 million for the three months ended March 31, 2026 as compared to $12.9 million for the three months ended March 31, 2025.

BENEFIT-HF Clinical Trial Update

On March 31, 2026, the first site was activated in the BENEFIT-HF trial and the first patient was enrolled in the second quarter of 2026. This trial, as previously disclosed, is a landmark randomized controlled trial designed to evaluate Barostim's impact on all-cause mortality and heart failure decompensation events in an expanded population of heart failure patients with left ventricular ejection fractions up to 50% and NT-proBNP levels up to 5,000 pg/mL. If successful, the BENEFIT-HF trial could expand the indicated patient population for Barostim approximately three times, significantly broadening access to this proven neuromodulation-based approach to heart failure management.

Business Outlook

For the full year of 2026, the Company maintained its revenue and expense guidance, and updated its guidance range for gross margin, as follows:

•	Total revenue between $63.0 million and $67.0 million;

•	Gross margin between 85% and 87%, compared to prior guidance of 84% and 86%;

•	Operating expenses between $103.0 million and $107.0 million.

For the second quarter of 2026, the Company expects to report total revenue between $15.1 million and $16.1 million.

Webcast and Conference Call Information

The Company will host a conference call to review its results at 4:30 p.m. Eastern Time today. A live webcast of the investor conference call will be available online at the investor relations page of the Company’s website at ir.cvrx.com. To listen to the conference call on your telephone, please dial 1-877-704-4453 for U.S. callers, or 1-201-389-0920 for international callers, approximately ten minutes prior to the start time.

About CVRx, Inc.

CVRx is a commercial-stage medical device company focused on developing, manufacturing and commercializing innovative neuromodulation solutions for patients with cardiovascular diseases. Barostim™ is the first medical technology approved by FDA that uses neuromodulation to improve the symptoms of patients with heart failure. Barostim is an implantable device that delivers electrical pulses to baroreceptors located in the wall of the carotid artery. The therapy is designed to restore balance to the autonomic nervous system and thereby reduce the symptoms of heart failure. Barostim received the FDA Breakthrough Device designation and is FDA-approved for use in heart failure patients in the U.S. It has been certified as compliant with the EU Medical Device Regulation (MDR) and holds CE Mark approval for heart failure and resistant hypertension in the European Economic Area. To learn more about Barostim, visit www.cvrx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including statements regarding our future financial performance (including our financial guidance regarding full year and second quarter 2026 results), our anticipated growth strategies (including statements regarding the expected timing, enrollment, scope and outcomes of the BENEFIT-HF clinical trial, potential expansion of the Barostim indication, and anticipated benefits of Barostim therapy), anticipated trends in our industry, our business prospects and our opportunities. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “outlook,” “guidance,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

The forward-looking statements in this press release are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of known and unknown risks, uncertainties and assumptions, including, but not limited to, our expectations regarding enrollment in BENEFIT-HF and the resulting impact on our addressable market; our history of significant losses, which we expect to continue; our limited history operating as a commercial company and our dependence on a single product, Barostim; our limited commercial sales experience marketing and selling Barostim; our ability to continue demonstrating to physicians and patients the merits of our Barostim; any failure by third-party payors to provide adequate coverage and reimbursement for the use of Barostim; our competitors’ success in developing and marketing products that are safer, more effective, less costly, easier to use or otherwise more attractive than Barostim; any failure to receive access to hospitals; our dependence upon third-party manufacturers and suppliers, and in some cases a limited number of suppliers; a pandemic, epidemic or outbreak of an infectious disease in the U.S. or worldwide; product liability claims; future lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and ultimately unsuccessful; any failure to retain our key executives or recruit and hire new employees; impacts on adoption and regulatory approvals resulting from additional long-term clinical data about our product, including those resulting from the BENEFIT-HF trial; and other important factors that could cause actual results, performance or achievements to differ materially from those that are found in “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Investor Contact:

Mark Klausner or Mike Vallie

ICR Healthcare

443-213-0501

ir@cvrx.com

Media Contact:

Emily Meyers

CVRx, Inc.

763-416-2853

emeyers@cvrx.com

CVRx, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$72,303	$75,708
Accounts receivable, net of allowances of $869 and $871, respectively	9,104	10,665
Inventory	12,403	12,205
Prepaid expenses and other current assets	2,940	3,069
Total current assets	96,750	101,647
Property and equipment, net	2,159	2,243
Operating lease right-of-use asset	793	878
Other non-current assets	26	26
Total assets	$99,728	$104,794
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,998	$3,833
Accrued expenses	6,488	9,484
Total current liabilities	9,486	13,317
Long-term debt	58,490	49,514
Operating lease liability, non-current portion	544	638
Other long-term liabilities	2,099	2,001
Total liabilities	70,619	65,470
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 200,000,000 authorized as of March 31, 2026 and December 31, 2025; 26,428,767 and 26,311,607 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	264	263
Additional paid-in capital	632,820	629,916
Accumulated deficit	(603,772)	(590,652)
Accumulated other comprehensive loss	(203)	(203)
Total stockholders’ equity	29,109	39,324
Total liabilities and stockholders’ equity	$99,728	$104,794

CVRx, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three months ended
	March 31,
	2026	2025
Revenue	$14,769	$12,348
Cost of goods sold	1,888	2,036
Gross profit	12,881	10,312
Operating expenses:
Research and development	3,084	2,517
Selling, general and administrative	21,958	21,232
Total operating expenses	25,042	23,749
Loss from operations	(12,161)	(13,437)
Interest expense	(1,551)	(1,457)
Other income, net	593	1,123
Loss before income taxes	(13,119)	(13,771)
Benefit (provision) for income taxes	(1)	5
Net loss	(13,120)	(13,766)
Cumulative translation adjustment	—	—
Comprehensive loss	$(13,120)	$(13,766)
Net loss per share, basic and diluted	$(0.50)	$(0.53)
Weighted-average common shares used to compute net loss per share, basic and diluted	26,355,591	25,876,062